EXHIBIT 99.1

NeoRx Names New President and Chief Executive Officer

—	Board Accepts Resignation of Paul G. Abrams; Douglass B. Given Named as New Chief Executive —

SEATTLE— (BW Healthwire)— July 31, 2001— NeoRx Corporation (Nasdaq:NERX - news) today announced the resignation of Paul G. Abrams, MD, JD, as its President and Chief Executive Officer and as a Director of the Company and, effective immediately, the appointment of Douglass B. Given, MD, PhD, to these positions. Dr. Given served as a consultant to the Company since November 2000. Previously, he was Senior Vice President and Chief Technology Officer at Mallinckrodt, Inc. On June 5, 2001, NeoRx announced the appointment of Wolfgang Oster, MD, as its new Chief Operating Officer. Dr. Oster will continue in that position.

Dr. Given brings substantial managerial, operational and regulatory experience to NeoRx, through his nearly twenty years in the pharmaceutical and biotechnology industries. Prior to his position at Mallinckrodt, he was President and CEO of Progenitor, Inc., and held executive positions with Schering-Plough Corporation and GD Searle/Monsanto Company. In these positions, he directed research, medical affairs, regulatory, manufacturing and commercial operations.

‘‘This appointment comes at a pivotal time for NeoRx, as we move our products in development through regulatory review to commercialization; Doug has the experience to lead the company to the next level,’’ said Fred. B. Craves, PhD, Chairman of the Board of Directors. ‘‘We are grateful to Paul Abrams for his seventeen years with the company, building our science base and pipeline of potential products, and placing NeoRx at the forefront of innovative therapies for myelomas, lymphomas and other cancers.’’

Dr. Abrams, who joined NeoRx in 1984 as Vice President and Medical Director and was appointed CEO in May 1990 and President in March 2001, has agreed to provide consulting services to the Company.

‘‘With the recent additions of Dr. Wolfgang Oster as Chief Operating Officer, and Dr. Richard Ghalie as Vice President of Medical and Regulatory Affairs, both with strong oncology drug development experience, and now with Dr. Given, who has a solid industry background, I believe I leave the company in excellent hands,’’ said Dr. Abrams.

Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved treatments for patients with cancer.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words ‘‘believe,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘anticipate,’’ variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the progress and costs of clinical trials and the timing of regulatory approvals. Reference is made to the Company’s latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com. To receive NeoRx news releases via email, register at www.neorx.com/news/pr.html.

NeoRx is a registered trademark of NeoRx Corporation in the United Stated and/or foreign countries.

(c)  2001 NeoRx Corporation. All Rights Reserved.

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